Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
GOLDMAN SACHS REPORTS FIRST QUARTER RECORD EARNINGS PER SHARE OF $2.94

NEW YORK, March 17, 2005 – The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $1.51 billion for its fiscal first quarter ended February 25, 2005. Diluted earnings per share were $2.94 compared with $2.50 for the first quarter of 2004 and $2.36 for the fourth quarter of 2004. Annualized return on average tangible shareholders’ equity (1) was 29.6% and annualized return on average shareholders’ equity was 23.5% for the first quarter of 2005.

Business Highlights

•	Goldman Sachs achieved its best quarterly results, generating record net revenues, net earnings and diluted earnings per share.

•	The firm continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions and first in initial public offerings for the fiscal year-to-date. (2)

•	Fixed Income, Currency and Commodities (FICC) generated record quarterly net revenues of $2.49 billion, 18% higher than the previous record set in the first quarter of 2004.

•	Equities generated net revenues of $1.55 billion, reflecting strong performance across the franchise.

•	Asset Management produced net revenues of $749 million, its second best quarter. Assets under management increased 17% from a year ago to a record $482 billion, with net asset inflows of $27 billion during the quarter.

•	Securities Services generated record quarterly net revenues of $380 million, reflecting significantly higher customer balances in securities lending and margin lending.

“The strength of our performance comes from the breadth of our global franchise,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “We are very pleased with the results.”

Media Contact: Peter Rose		Investor Contact: John Andrews
Tel: 212-902-5400	1	Tel: 212-357-2674

Net Revenues

Investment Banking

Net revenues in Investment Banking were $893 million, 17% higher than the first quarter of 2004 and 16% higher than the fourth quarter of 2004. Net revenues in Financial Advisory were $414 million, 15% higher than the first quarter of 2004, primarily reflecting an increase in activity. Net revenues in the firm’s Underwriting business were $479 million, 19% higher than the first quarter of 2004, reflecting significantly higher net revenues in debt underwriting, primarily due to increased high-yield and bank loan activity, partially offset by lower net revenues in equity underwriting, particularly from convertible issuances. The firm’s investment banking backlog increased during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $4.38 billion, 6% higher than the first quarter of 2004 and 52% higher than the fourth quarter of 2004.

Net revenues in FICC were $2.49 billion, 18% higher than the first quarter of 2004, as all major businesses performed well. The increase was driven by significantly higher net revenues in commodities and in credit products (including distressed investing), partially offset by lower net revenues in currencies as compared with a strong first quarter of 2004. Net revenues in interest rate products and mortgages were essentially unchanged compared with the first quarter of 2004. During the quarter, FICC operated in an environment generally characterized by strong customer-driven activity, continued volatility in commodity markets, a flattening yield curve and narrow credit spreads.

Net revenues in Equities were $1.55 billion, 7% lower than the first quarter of 2004, but significantly higher than more recent quarters. The firm’s principal strategies business performed well, but net revenues were lower compared with a particularly strong first quarter of 2004. Net revenues in the firm’s global equities products group were essentially unchanged compared with a strong first quarter of 2004, reflecting higher net revenues in derivatives, offset by lower net revenues in shares and convertibles. During the quarter, the business operated in an environment characterized by solid customer-driven activity, generally higher equity prices and continued low volatility levels.

Principal Investments recorded net revenues of $344 million, primarily due to an unrealized gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG) of $181 million as well as gains from other corporate and real estate principal investments. Restrictions on the firm’s ability to hedge or sell one-third of the common stock underlying its investment in SMFG lapsed in February 2005. As of March 17, 2005, the firm had hedged a majority of these unrestricted shares.

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $1.13 billion, 8% higher than the first quarter of 2004 and 21% higher than the fourth quarter of 2004.

Asset Management net revenues were $749 million, 2% lower than a particularly strong first quarter of 2004. This reflected higher management fees, driven by growth in assets under management, offset by lower incentive fees. During the quarter, assets under management increased 7%, reflecting net asset inflows of $27 billion across all asset classes, as well as market appreciation of $3 billion, primarily in equity and alternative investment assets.

Securities Services net revenues were $380 million, 35% higher than the first quarter of 2004, primarily due to significantly higher customer balances in securities lending and margin lending.

Expenses

Operating expenses were $4.26 billion, 7% higher than the first quarter of 2004 and 49% higher than the fourth quarter of 2004.

Compensation and benefits expenses were $3.20 billion, 7% higher than the first quarter of 2004, commensurate with higher net revenues. The ratio of compensation and benefits to net revenues was 50.0% for the quarter, consistent with last year’s first quarter.  (3) Employment levels were essentially unchanged during the quarter.

Non-compensation expenses were $1.06 billion, 5% higher than the first quarter of 2004. Professional fees were higher, reflecting increased legal and consulting fees. Market development expenses and brokerage, clearing and exchange fees also increased, primarily reflecting higher levels of business activity. Other expenses included net provisions for litigation and regulatory proceedings of $31 million for the first quarter of 2005 compared with $60 million for the same period last year. Excluding these provisions, other expenses increased $42 million, primarily due to higher levels of business activity and higher expenses from consolidated entities held for investment purposes. These increases were partially offset by lower occupancy and depreciation and amortization expenses, as the first quarter of 2004 included exit costs of $35 million associated with reductions in the firm’s global office space.

The effective income tax rate for the first quarter of 2005 was 29.5%, down from 31.8% for fiscal year 2004 and down from 33.0% for the first quarter of 2004, due to an $80 million net benefit from various audit settlements. Excluding the effect of audit settlements, the effective income tax rate for the quarter would have been 33.3%, up from fiscal year 2004, primarily due to higher tax credits in 2004 and increased state and local taxes in 2005.

Capital

As of February 25, 2005, total capital was $121.66 billion, consisting of $26.08 billion in shareholders’ equity and $95.58 billion in long-term debt. (4) Book value per share was $53.15 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 490.6 million at period end. Tangible book value per share was $41.57. (1)

The firm repurchased 11.5 million shares of its common stock during the quarter at an average price of $106.91 per share. The remaining share authorization under the firm’s existing common stock repurchase program is 35.0 million shares.

Dividend

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.25 per share to be paid on May 26, 2005 to common shareholders of record on April 26, 2005.

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Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in Part I, Item 1 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 26, 2004.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in Part I, Item 1 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 26, 2004.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 4487405, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues
(unaudited)
($ in millions)

	Three Months Ended			% Change From
	Feb. 25,	Nov. 26,	Feb. 27,	Nov. 26,	Feb. 27,
	2005	2004	2004	2004	2004
Investment Banking
Financial Advisory	$414	$414	$359	—%	15%
Equity underwriting	186	169	219	10	(15)
Debt underwriting	293	185	185	58	58

Total Underwriting	479	354	404	35	19
Total Investment Banking	893	768	763	16	17
Trading and Principal Investments
FICC	2,489	1,459	2,103	71	18
Equities trading	829	370	946	124	(12)
Equities commissions	721	655	714	10	1

Total Equities	1,550	1,025	1,660	51	(7)
SMFG	181	254	201	(29)	(10)
Other corporate and real estate gains and losses	148	126	102	17	45
Overrides	15	15	56	—	(73)

Total Principal Investments	344	395	359	(13)	(4)
Total Trading and Principal Investments	4,383	2,879	4,122	52	6
Asset Management and Securities Services
Asset Management	749	595	761	26	(2)
Securities Services	380	339	282	12	35

Total Asset Management and Securities Services	1,129	934	1,043	21	8

Total net revenues	$6,405	$4,581	$5,928	40	8

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From
	Feb. 25,	Nov. 26,	Feb. 27,	Nov. 26,	Feb. 27,
	2005	2004	2004	2004	2004
	(in millions, except per share amounts and employees)
Revenues
Investment banking	$873	$750	$754	16%	16%
Trading and principal investments	4,141	2,332	3,819	78	8
Asset management and securities services	774	619	787	25	(2)
Interest income	4,176	3,754	2,545	11	64

Total revenues	9,964	7,455	7,905	34	26
Interest expense	3,449	2,821	1,873	22	84
Cost of power generation (5)	110	53	104	108	6

Revenues, net of interest expense and cost of power generation	6,405	4,581	5,928	40	8
Operating expenses
Compensation and benefits (3)	3,203	1,617	2,995	98	7
Brokerage, clearing and exchange fees	252	239	233	5	8
Market development	82	160	62	(49)	32
Communications and technology	118	118	112	—	5
Depreciation and amortization	118	126	135	(6)	(13)
Amortization of identifiable intangible assets	31	31	32	—	(3)
Occupancy	148	163	170	(9)	(13)
Professional fees	96	101	61	(5)	57
Other expenses	212	312	199	(32)	7

Total non-compensation expenses	1,057	1,250	1,004	(15)	5

Total operating expenses	4,260	2,867	3,999	49	7

Pre-tax earnings	2,145	1,714	1,929	25	11
Provision for taxes	633	520	636	22	—

Net earnings	$1,512	$1,194	$1,293	27	17

Earnings per share
Basic	$3.06	$2.44	$2.63	25	16
Diluted	2.94	2.36	2.50	25	18
Average common shares outstanding
Basic	494.3	488.6	492.0	1	—
Diluted	515.1	506.2	517.1	2	—
Employees at period end (6)	20,678	20,722	19,285	—	7
Ratio of compensation and benefits to net revenues	50.0%	35.1% (3)	50.0% (3)

The Goldman Sachs Group, Inc. and Subsidiaries
Average Daily VaR (7)
(unaudited)
($ in millions)

	Three Months Ended
	Feb. 25,	Nov. 26,	Feb. 27,
Risk Categories	2005	2004	2004

Interest rates	$32	$30	$38
Equity prices	29	24	37
Currency rates	15	16	23
Commodity prices	28	27	15
Diversification effect (8)	(39)	(40)	(42)

Firmwide	$65	$57	$71

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Assets Under Management (9)
(unaudited)
($ in billions)

	As of			% Change From
	Feb. 28,	Nov. 30,	Feb. 29,	Nov. 30,	Feb. 29,
	2005	2004	2004	2004	2004
Money markets	$99	$90	$93	10%	6%
Fixed income and currency	145	139	123	4	18
Equity	136	126	113	8	20
Alternative investments	102	97	83	5	23

Total	$482	$452	$412	7	17

	Three Months Ended
	Feb. 28,	Nov. 30,	Feb. 29,
	2005	2004	2004
Balance, beginning of period	$452	$426	$373
Net asset inflows / (outflows)
Money markets	9	(5)	4
Fixed income and currency	6	6	3
Equity	8	3	7
Alternative investments	4	5	10

Total net asset inflows / (outflows)	27	9	24
Net market appreciation / (depreciation)	3	17	15

Balance, end of period	$482	$452	$412

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Principal Investments
(unaudited)
($ in millions)

	As of February 25, 2005
	Corporate	Real Estate	Total
Private	$988	$754	$1,742
Public	294	27	321

Subtotal	1,282	781	2,063
SMFG convertible preferred stock (10)	2,681	—	2,681

Total	$3,963	$781	$4,744

Footnotes

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Management believes that annualized return on average tangible shareholders’ equity is a meaningful measure of performance because it excludes the portion of the firm’s shareholders’ equity attributable to goodwill and identifiable intangible assets. As a result, this calculation measures corporate performance in a manner that treats underlying businesses consistently, whether they were acquired or developed internally. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Tangible book value per share is computed by dividing tangible shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	Average for the
	Three Months Ended	As of
	February 25, 2005	February 25, 2005
	(unaudited, $ in millions)
Shareholders’ equity	$25,735	$26,075
Deduct: Goodwill and identifiable intangible assets	(5,329)	(5,680)

Tangible shareholders’ equity	$20,406	$20,395

(2)	Thomson Financial – November 27, 2004 through February 25, 2005.

(3)	Compensation and benefits includes the amortization of employee initial public offering and acquisition awards of $6 million, $10 million and $31 million for the three months ended February 25, 2005, November 26, 2004 and February 27, 2004, respectively. For the three months ended November 26, 2004 and February 27, 2004, the ratio of compensation and benefits to net revenues, including the amortization of employee initial public offering and acquisition awards, was 35.3% and 50.5%, respectively.

(4)	Long-term debt includes nonrecourse debt of $13.29 billion, consisting of $6.26 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients) and $7.03 billion issued by consolidated variable interest entities and other consolidated entities. Nonrecourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(5)	Cost of power generation includes all of the direct costs of the firm’s consolidated power plant operations (e.g., fuel, operations and maintenance) as well as the depreciation and amortization associated with the plants and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(6)	Excludes 1,138, 1,206 and 1,126 employees as of February 2005, November 2004 and February 2004, respectively, of Goldman Sachs’ consolidated property management and loan servicing subsidiaries. Compensation and benefits expenses include $42 million, $42 million and $51 million for the three months ended February 25, 2005, November 26, 2004 and February 27, 2004, respectively, attributable to these subsidiaries, the majority of which is reimbursed to Goldman Sachs by the investment funds for which these companies manage properties and perform loan servicing. Such reimbursements are recorded in net revenues. All periods exclude employees of certain consolidated entities that are held for investment purposes only.

(7)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 26, 2004.

(8)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(9)	Substantially all assets under management are valued as of calendar month end.

(10)	Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.